Exhibit 99.1

Laboratory Corporation of America	Clearstone Central Laboratories

LabCorp Enters into Definitive Agreement to Acquire Clearstone Central Laboratories

Burlington, N.C., USA and Toronto, Canada – June 1, 2011 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into a definitive agreement to acquire Clearstone Central Laboratories, a leading global provider of central laboratory services for late-stage clinical trials. The transaction, which is subject to customary closing conditions, is expected to close in the second quarter of 2011. Terms of the agreement were not disclosed.

"This acquisition fully combines the complementary strengths of the Clearstone and LabCorp clinical trials businesses to support drug development," said David P. King, Chairman and Chief Executive Officer of LabCorp. "This transaction is an important milestone as it extends our global footprint and service capabilities in key geographies such as Asia Pacific, and advances the Company's companion diagnostics and personalized medicine strategy.”

The agreement provides LabCorp with Clearstone's global network of central laboratories and clinical trials management system APOLLO CLPM™, which provides clients with real-time access to global data, strengthened chain of custody, automated sample stability monitoring and guaranteed consistency across all lab sites. The combined entity will have the largest available biomarker assay portfolio with globally harmonized and state-of-the-art testing platforms in areas such as pharmacogenomics, microbiology, immunohistochemistry, allergy testing, cytogenetics and flow cytometry.

“We are pleased to announce this agreement because of the growth opportunity and long-term strategic value it creates for our clients,” said Clearstone CEO Lewis Cameron. “Clearstone has already been working closely with LabCorp’s Esoterix division under a strategic collaboration agreement, which has resulted in a number of client success stories. We will now be a single team that is completely focused on exceeding our customer’s drug development objectives.”

 About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

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This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

About Clearstone
Clearstone Central Laboratories is the largest and most experienced private company exclusively focused on providing central lab services to support late-stage drug development with accurate and timely test data. With over 20 years of experience in mature and emerging markets, we offer world-class laboratory testing, project and data management, and logistical support to leading pharmaceutical and biotech companies around the world. Clearstone also owns and operates APOLLO CLPM™ – a leading proprietary central laboratory protocol management system. For more information, visit our website at www.clearstonelabs.com.

Contact:
Laboratory Corporation of America® Holdings
Investor/Media Contact:
Stephen Anderson, 336-436-5274
Company Information: www.labcorp.com

Contact:
Clearstone Central Laboratories
Media Contact:
Bernie Clark, 610-924-5336
Company Information: www.clearstonelabs.com

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